Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS FOR THE FIRST QUARTER OF 2004

LOWELL, ARKANSAS, April 14, 2004 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced record first quarter net earnings of $33 million for 2004, or diluted earnings per share of 40 cents, compared with 2003 first quarter earnings of $11 million, or 14 cents per diluted share on 3% higher average diluted shares outstanding in the 2004 period.

Total operating revenue for the current quarter was $618 million, compared with $571 million during the first quarter of 2003. During the first quarter of 2004, Truck segment revenue, excluding fuel surcharges, increased 4%, while the Intermodal segment revenue, excluding fuel surcharges, rose 13% over the comparable period of 2003.  Dedicated segment (DCS) revenue, excluding fuel surcharge revenue, increased 5% during the current quarter.

Operating income rose 144% from $24 million in 2003 to $58 million in 2004 on an 8% rise in revenues net of fuel surcharges.  The overall operating ratio for the company improved 520 basis points to 90.6% compared to 95.8% in 2003.  The improvement in profitability was particularly evident in Truck and Dedicated Contract Services (DCS) as Truck improved the operating ratio 630 basis points to 93.0% and DCS improved 610 basis points to 91.6%.  Intermodal recorded an operating ratio of 88.0% vs. 91.2% for the first quarter of 2003, an improvement of 320 basis points.  The first quarter of 2004 was helped by the third consecutive quarter of positive safety and claims cost, greater demand and high levels of freight activity particularly in the normally slow months of January and February, higher Truck freight rates than expected, and lower operating supplies and expenses primarily due to lower maintenance costs. In addition, lower interest costs contributed to the increase in net earnings.

“We are delighted at the continued improvement in our profitability.  The progress toward our goal of delivering adequate profit margins in each of our business segments is progressing as planned and we are certainly pleased at the speed with which the improvements are being achieved.  Producing respectable margins in the typically difficult first quarter had been an elusive objective for us in recent years.  Obviously, we enjoyed substantial success during the first quarter of 2004.  In fact, in what would be considered a fairly rare phenomenon, the first quarter of this year slightly surpassed the profitability of the previous year’s peak third quarter.  Uncharacteristically brisk demand in January and February, blended with the typically solid volumes in March, combined with good safety results, helped propel us to profit levels that normally occur during the busier part of the year.  The tremendous improvement over the last 3 years is a tribute to our team’s resolve at embracing a culture that puts SAFETY first in everything we do, that elevates quality service delivery as the ultimate differentiator of customer value and that institutionalizes a discipline of excellence in execution as key principles behind our business.  Realizing that the trucking business is a risky business, we recognize the returns necessary to shoulder that risk and have made achieving those adequate returns a non-negotiable mission.  The professionalism, competency and technological ingenuity of our people have made J.B. Hunt Transport the “go-to” provider for integrated logistical solutions throughout many of the supply chain networks in North America.   Our shareholders and customers can count on us to stay the course” stated Kirk Thompson, President and Chief Executive Officer. “While the improvement in the second, third and fourth quarters will not approach the dramatic improvement made in the first quarter relative to the prior year, we do anticipate continued steady progress in the balance of 2004 toward our profitability goals,” he added.

The Truck operating ratio was 93.0% for the quarter, a 630 basis point improvement versus the comparable period last year. This represents the twelfth quarter in a row, relative to prior years, that the segment has shown improvement. Rate yields continued to improve as the loaded rate per mile (excluding fuel surcharges) increased 6.3% relative to a year ago and exceeded our estimates for the first quarter. Empty miles were 9.6% versus 9.5% for the first quarter a year ago.  While certain lanes of traffic and lengths of haul have been negatively impacted by the change in hours of service regulations that became effective January 4, 2004, our analysis indicates inconclusive evidence as to the impact on our overall network and book of business.  We will continue to monitor the impact and adjust freight rates and accessorial charges accordingly.  Some types of freight and lengths of haul may require additional increases in rates to offset the loss in productivity.  It is not our objective to profit from the new rules, but merely to protect our drivers’ incomes, company profit margins and customer service levels in the most efficient and safety-conscious way possible.  Driver availability has tightened over the last six months and remains a constraint on industry expansion.  We do not foresee significant capacity additions in the truckload market place for the immediate future for a number of reasons, but the difficulty in expanding the industry’s driver base alone would be enough to preclude any meaningful additions to capacity.  A far reaching, universal solution to this shortage of labor has not yet been found.  Until such time that adequate labor becomes available to fuel expansion, it is our view that the industry-wide supply of trucks will remain constrained.  The average number of trucks in the Truck segment was 5,437 for the first quarter 2004 and 5,596 for the first quarter 2003.

In the Intermodal segment, the operating ratio was 88.0% vs. 91.2% for the first quarter of 2003.  Intermodal revenue rose to $242 million from $215 million in the first quarter of 2003.  Intermodal demand was strong throughout the quarter.  Cost reductions continued in the segment as driver productivity, dray cost per load, box costs per load and box turns all showed improvement over the prior year.  In December, 2003, we purchased approximately 6,500 containers that had previously been leased.  The result of that transaction was a reduction in our ownership costs since the carrying cost of the containers is less than the lease expense had been.  Asset utilization obtained a new segment record and provided justification for the continued infusion of capital.  Box turns, which measure the number of loads per month per container, rose nearly 2.9% in the first quarter.  Improvement in dray operations resulted in a 5.9% improvement over comparable 2003 productivity numbers.  Continued freight mix changes resulted in a more profitable freight mix. This freight mix change, driven by selective price increases, has allowed the intermodal business unit to increase operating revenue per load by 1.5% year over year.  The intermodal sector is not immune to most of the same cost challenges that face the trucking sector.  Consequently we will bring the same intense focus on adequate rates for the Intermodal segment as we have in the Truck segment, while continuing to focus on continuous improvement in operational productivity and customer service. Congestion and service issues affecting some of the nation’s railroads have not had any significant impact on our operations to date since the preponderance of our freight moves on the Burlington Northern Santa Fe (BNSF) and Norfolk Southern (NS), who have not experienced the delays being reported elsewhere.  However, a prolonged degradation of service at the other railroads could begin to impact our network if rail cars that are shared by the large railroads become absorbed into the congestion.  We are watching the situation closely and carefully monitoring the velocity of our assets weekly.

The operating ratio for the DCS segment was 91.6% vs. 97.7% for the first quarter of 2003, a 610 basis point improvement over the same period a year ago.  At the end of 2002, we intensified our efforts to redeploy the segment’s assets from underperforming accounts to accounts that offered more appropriate financial returns.  At the same time cost controls were implemented to improve operating results at all accounts.  A full year of these efforts is reflected in the improvement in our operating ratio from the first quarter 2004 versus the same period in 2003.  Revenue for the DCS segment in the current quarter, excluding fuel surcharges, was $164 million, 5% higher than the $156 million in the first quarter 2003.  A decline in the tractor fleet of 3% was more than offset by an increase in revenue per tractor per day of 6%.  This improvement in asset productivity was driven by a 5% increase in loaded miles per load, a 4% increase in utilization and continued focus on backhaul opportunities.  Operating income was a record $14.3 million versus $3.7 million for the same period a year ago.  Our commitment to safety was a major contributor to the improvement in operating income.  Combined casualty and workers compensation costs as a percent of net revenue excluding fuel surcharge was down 193 basis points.  A 25% decline in the average age of tractors helped drive maintenance costs down 206 basis points compared to the same quarter of 2003.  The segment also benefited from reduction in costs versus the first quarter of 2003 in various other operating and administrative categories.  We are encouraged by recent developments that suggest the market is becoming more willing to lock in future capacity for high quality service at rates that offer an acceptable return on assets.  We will continue to look for these growth opportunities and add assets as justified by adequate financial returns. The average number of trucks in the unit was 4,681 for the first quarter of 2004 vs. 4,825 for the first quarter of 2003.

This report contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2003.  We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties on our web site: www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	2004		2003
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues	$617,698	100.0%	$571,213	100.0%

Operating expenses
Salaries, wages and employee benefits	189,964	30.8%	191,086	33.5%
Rents and purchased transportation	203,708	33.0%	184,081	32.2%
Fuel and fuel taxes	63,856	10.3%	65,401	11.4%
Depreciation and amortization	37,045	6.0%	37,537	6.6%
Operating supplies and expenses	28,721	4.6%	29,716	5.2%
Insurance and claims	13,024	2.1%	17,445	3.1%
Operating taxes and licenses	8,725	1.4%	8,260	1.4%
General and administrative expenses, net of gains	8,570	1.4%	7,824	1.4%
Communication and utilities	5,868	0.9%	6,003	1.1%
Total operating expenses	559,481	90.6%	547,353	95.8%
Operating income	58,217	9.4%	23,860	4.2%
Interest expense	(2,329)	(0.4)%	(5,408)	(0.9)%
Equity in earnings (loss) of associated companies	(469)	(0.1)%	(423)	(0.1)%
Earnings before income taxes	55,419	9.0%	18,029	3.2%
Income taxes	22,445	3.6%	6,851	1.2%
Net earnings	$32,974	5.3%	$11,178	2.0%
Average basic shares outstanding	80,165		78,681
Basic earnings per share	$0.41		$0.14
Average diluted shares outstanding	82,965		80,577
Diluted earnings per share	$0.40		$0.14

Financial Information By Segment

(dollars in thousands)

(unaudited)

	Three Months Ended
	2004	2003

Gross revenue

Truck	$210,016	$199,512
Intermodal	242,199	214,582
Dedicated	169,560	161,586
Subtotal	621,775	575,680
Intersegment eliminations	(4,077)	(4,467)
Consolidated revenue	$617,698	$571,213

Operating income (loss)

Truck	$14,706	$1,306
Intermodal	29,146	18,849
Dedicated	14,258	3,741
Other (1)	107	(36)
Operating income	$58,217	$23,860

(1) Includes unallocated corporate support and insurance expenses.

Operating Statistics by Segment

(unaudited)

	Three Months Ended
	2004	2003

Truck
Operating ratio	93.0%	99.3%
Loads	233,048	228,380
Net revenue (excl. fuel surcharge) per tractor per week*	$2,765	$2,575
Length of haul	526	547
RPLM (excl.fsc)	$1.552	$1.460
Loaded miles (000)	125,411	126,949
Total miles (000)	138,677	140,274
Empty miles%	9.6%	9.5%
Average tractors during the period	5,437	5,596
Tractors (end of period)
Company owned	4,429	4,795
Independent contractor	1,009	798
Total tractors	5,438	5,593
Trailers (end of period)	20,035	20,002
Average effective trailing equipment usage	14,903	14,918

Intermodal
Operating ratio	88.0%	91.2%
Loads	135,996	120,855
Net change in revenue per loaded mile (excl. fsc)	0.0%	1.2%
Revenue per load (excl. fsc)	1,707	1,706
Tractors (end of period)	1,041	931
Containers (end of period)	21,226	19,659
Average effective trailing equipment usage	20,849	19,231

Dedicated
Operating ratio	91.6%	97.7%
Loads	314,077	321,288
Net revenue (excl. fuel surcharge) per tractor per week	$2,730	$2,560
Average tractors during the period **	4,680	4,823
Tractors (end of period)
Company owned	4,410	4,552
Independent contractor	124	—
Customer-owned (DCS operated)	179	144
Total tractors	4,713	4,696
Trailers (end of period)	5,708	5,853
Average effective trailing equipment usage	11,117	11,382

* Using weighted work days

** Includes company-owned, independent contractor and customer-owned tractors

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2004	December 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$35,808	$61,229
Accounts receivable	268,499	256,032
Prepaid expenses and other	95,889	105,743
Total current assets	400,196	423,004
Property and equipment	1,326,762	1,345,521
Less accumulated depreciation	411,085	460,556
Net property and equipment	915,677	884,965
Other assets	38,534	39,102
	1,354,407	1,347,071

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$104,957	$104,933
Current installments of obligations under capital leases	39,859	66,844
Trade accounts payable	143,154	158,886
Claims accruals	9,012	7,775
Accrued Payroll	46,707	51,235
Other accrued expenses	8,417	10,750
Deferred income taxes	30,833	25,227
Total current liabilities	382,939	425,650
Claims accruals and other liabilities	5,925	4,291
Deferred income taxes	227,622	213,994
Stockholders’ equity	737,921	703,136
	$1,354,407	$1,347,071

Supplemental Data

(unaudited)

	March 31, 2004	December 31, 2003
Actual basic shares outstanding at end of period (000)	80,240	80,110

Actual book value at end of period	$9.20	$8.78